Exhibit 99.1

            The Neiman Marcus Group Reports March Revenues

    DALLAS--(BUSINESS WIRE)--April 7, 2005--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced the following preliminary
Company-wide revenues:

                                    5 weeks ended
                               April 2,       April 3,
                                 2005           2004       % Change
                             ------------- -------------- ----------

Total Revenues               $350 million   $343 million        2.2%

Comparable Revenues          $348 million   $336 million        3.4%

    Comparable revenues for the five weeks ended April 3, 2004 exclude the sales of Chef's Catalog prior to its disposition in November 2004.
    The increase in comparable revenues at the Neiman Marcus Group in the five-week March 2005 period was 3.4 percent, while the increase for the same period last year was 26.3 percent.
    In the five-week March period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 1.6 percent. March sales results were negatively impacted by the store closings on Easter Sunday which occurred in March this year compared to April last year. Additionally, sales were negatively impacted by the Company's decision to shift its loyalty program events that occurred in March of last year to April in the current year. The Company experienced the strongest sales trends in its stores located in the Western region. The merchandise categories in the Specialty Retail Stores segment that performed well included women's contemporary sportswear and designer apparel, fashion accessories, men's shoes, beauty and designer jewelry.
    Comparable revenues at Neiman Marcus Direct in the five-week March period increased 12.6 percent. In the direct-to-consumer business, the Neiman Marcus brand experienced the highest year-over-year sales performance, supported by strong sales in women's apparel, women's shoes, accessories and jewelry.
    The Company currently expects comparable store revenues for the third quarter of fiscal 2005 to increase in the range of 5 percent to 6 percent compared to last year versus the third quarter of fiscal year 2004 increase in comparable revenues of 22 percent.
    The Company's five-week reporting period is consistent with last year and reflects a 4-5-4 week third quarter.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Chef's Catalog brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

    From time to time, the Company makes statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information" such as the forecasts of revenues contained in this release. These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with key customers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in store renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967